AMENDMENT No. 2

to the

AMENDED AND RESTATED RIGHTS AGREEMENT

This Amendment No. 2 (this “Amendment”) to the Amended and Restated Rights Agreement dated as of September 21, 2004, between The Williams Companies, Inc., a Delaware corporation (the “Company”), and UMB Bank, n.a. (“UMB”), as successor Rights Agent, (the “Rights Agreement”), is entered into by and among the Company and UMB, this 12th day of October 2007.

WHEREAS, the parties desire to amend Section 1(a)(v) of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment of Rights Agreement.

Section 1(a)(v) of the Rights Agreement is hereby amended by replacing the entire section with the following paragraph:

“(v) any such Person who has reported or is required to report such ownership (but who is the Beneficial Owner of less than 20% of the shares of Common Stock outstanding) on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the Common Stock) and: (A) within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired Beneficial Ownership of shares of Common Stock in excess of 14.9% inadvertently or without knowledge of the terms of the Rights, and (B) who, together with all Affiliates and Associates, within 10 Business Days of being requested by the Board (or such shorter period as may be determined by the Board) divests a sufficient number of shares of Common Stock so that such Person shall no longer be deemed to be an Acquiring Person for purposes of this Agreement; provided, however, that if the Person requested to so certify or divest fails to do so within the applicable period set forth in this clause (v), then such Person shall become an Acquiring Person immediately after such period;”

2. References. The term “Agreement” as used in the Rights Agreement is deemed to refer to the Rights Agreement as amended hereby.

3. No Other Amendments. It is expressly understood and agreed that, except as specifically provided herein, the terms, conditions, and provisions contained in the Rights Agreement will remain in full force and effect without further change or modification.

4. Capitalized Terms. Capitalized terms used herein but not defined have the meaning set forth in the Agreement.

5. Governing Law. This Amendment is governed by the laws of the State of Delaware.

6. Effective Time. This Amendment is effective as of 12:01 a.m. on October 1, 2007.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date first set forth above.

The Williams Companies, Inc.

/s/ James J. Bender

By: James J. Bender Title: Senior Vice President
UMB Bank, n.a. /s/ Mark B. Flannagan

By: Mark B. Flannagan Title: Vice President